57TH STREET GENERAL ACQUISITION CORP. ANNOUNCES
EXPIRATION AND FINAL RESULTS OF TENDER OFFER
Closing of Merger Expected To Occur May 5, 2011, Or As Soon Thereafter As Practicable
New York, New York, May 5, 2011 — 57th Street General Acquisition Corp. (the “Company” or “57th Street”) (OTCBB: SQTC) today announced the expiration and final results of the Company’s tender offer to purchase up to 1,803,607 shares of its common stock (“Common Shares”) at a price of $9.98 per share, net to the seller in cash, without interest thereon (the “Tender Offer”). The Tender Offer expired at 5:00 p.m., New York City time, on Wednesday, May 4, 2011 with fewer than 1,803,607 Common Shares tendered. The Company expects to complete the merger of Crumbs Holdings LLC with and into its subsidiary, 57th Street Merger Sub, on May 5, 2011, or as soon thereafter as practicable.
Based upon information provided by Continental Stock Transfer & Trust Company, the depositary for the Tender Offer, as of the expiration of the Tender Offer, a total of 1,594,584 Common Shares have been validly tendered and not withdrawn for a total cost of approximately $15.9 million. Such Common Shares represent approximately 26.3% of 57th Street’s issued and outstanding Common Shares as of May 4, 2011. Payment for Common Shares accepted for purchase will be made promptly.
Morrow & Co. LLC acted as the Information Agent for the Tender Offer. For questions and information, please call the Information Agent toll free at (800) 667-0088 (banks and brokers call collect at (203) 658-9400).
This announcement does not constitute an offer to purchase nor a solicitation of an offer to sell Common Shares of 57th Street.
About 57th Street
57th Street is a blank check company formed on October 29, 2009 for the purpose of acquiring an operating business or assets, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction. In May 2010, 57th Street consummated its initial public offering of 5,456,300 units, each unit consisting of one share of common stock, $0.0001 par value per share, and one warrant, each to purchase one share of 57th Street’s common stock. Aggregate proceeds of $54,475,303 from the IPO and its concurrent private placement were placed in trust pending completion of 57th Street’s initial business transaction.
Forward-Looking Statements
Some of the statements in this release may constitute forward-looking statements. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance and any financial projections used in connection with any discussion of future plans, strategies, objectives, actions, or events identify forward-looking statements. Forward-looking statements may include, but are not limited to: the risk that the businesses will not be integrated successfully; the risk that the anticipated benefits of the business transaction may not be fully realized or may take longer to realize than expected; the risk that any projections, including earnings, revenues, expenses, synergies, margins or any other financial items are not realized, the risk of disruption from the proposed business transaction making it more difficult to maintain relationships with customers, employees or suppliers; a reduction in industry profit margin; the inability to continue the development of the Crumbs brand; changing interpretations of generally accepted accounting principles; continued compliance with government regulations; changing legislation and regulatory environments; the ability to meet the NASDAQ Stock Market listing standards, including having the requisite number of round lot holders or stockholders and meeting the independent director requirements for the board of directors and its committees; a lower return on investment; the inability to manage rapid growth; requirements or changes affecting the business in which Crumbs is engaged; the general volatility of the market prices of our securities and general economic conditions. These risks, as well as other risks associated with the business transaction, are more fully discussed in the Schedule TO (and any amendments thereto) filed with the SEC in connection with the transaction and the Tender Offer. Additional risks and uncertainties are identified and discussed in 57th Street’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Forward-looking statements included in this release speak only as of the date of this release. If any of these risks or uncertainties materialize or if any assumptions prove incorrect, results could differ materially from those expressed by such forward-looking statements. Neither 57th Street nor Crumbs undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this release.
# # # #
Contact:
Mark Klein of 57th Street
Tel: 212-409-2434
Tom Ryan/Raphael Gross of ICR
Tel: 203-682-8200